CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of our consent dated December 31, 2002 appearing in the Annual Report on Form 10KSB. We also consent to the reference to us under the heading "Exhibits" in such Annual Report.

NADEAU & SIMMONS, P.C.

/s/ Nadeau & Simmons, P.C.

By:_______________________


Providence, RI